Exhibit 99.1

News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2019 RESULTS
-- Record Full Year EPS of $3.52, Up 9% as Full Year Gross Margins Grew 60 Basis Points to 15.5% --
-- Strong Full Year Revenues of $2 Billion Reflect Outperformance in RV and Marine Industries --
-- Strong Annual Operating Cash Flow of $133.8 million, Up 61% Over Prior Year --
-- Quarterly and Full Year Towable Segment Revenues Increased 6% --
-- Quarterly Diluted EPS of $1.01 Up 7% as Quarterly Gross Margins Grew 10 Basis Points to 15.7% --

FOREST CITY, IOWA, October 23, 2019 - Winnebago Industries, Inc. (NYSE:WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's fourth quarter and full year Fiscal 2019.

Fourth Quarter Fiscal 2019 Results
Revenues for the Fiscal 2019 fourth quarter ended August 31, 2019, were $530.4 million, a decrease of 1.1% compared to $536.2 million for the Fiscal 2018 period. Gross profit was $83.2 million, a decrease of 0.8% compared to $83.8 million for the Fiscal 2018 period. Gross profit margin increased 10 basis points to 15.7% in the quarter, driven by favorable segment mix from accelerated growth in the Towable segment. Operating income was $44.8 million for the quarter, a decrease of 2.0% compared to $45.7 million in the fourth quarter of last year. Fiscal 2019 fourth quarter net income was $31.9 million, an increase of 7.0% compared to $29.8 million in the same period last year. Earnings per diluted share were $1.01, an increase of 7.4% compared to earnings per diluted share of $0.94 in the same period last year. Net income and earnings per share were favorably impacted by an improved tax rate resulting from the Tax Cuts and Jobs Act ("TCJA"). Net income and earnings per share were unfavorably impacted by due diligence costs of $0.7 million, or $0.02 earnings per share, related to the Newmar acquisition announced on September 16, 2019. Consolidated Adjusted EBITDA was $50.8 million for the quarter, a decrease of 5.1% compared to $53.6 million last year.

President and Chief Executive Officer, Michael Happe, commented, “In Fiscal Year 2019, our team made significant strides in profitably strengthening our core recreational vehicles business, while also executing a successful first full year in the marine industry. In the face of challenging RV market conditions, we drove increased share in our towables segment and continued to stabilize our motorhome platform with improved products and dealer relationships. We are especially pleased to deliver record profitability for the Company against the headwinds of ongoing tariffs and higher levels of competitive promotional activity in our target markets. Grand Design continues to set the pace within our brand portfolio, producing material market share gains and superlative customer satisfaction. We continue to be excited with the positive progress we are making to transform Winnebago Industries into a premier outdoor lifestyle company, focused on authentic differentiation in the areas of product quality, valued innovation, and superior customer service. Our commitment to building a diversified portfolio of truly premium, iconic brands was recently bolstered with the mid-September announced acquisition of Newmar, the foremost luxury motorhome manufacturer in North America. As always, I want to thank all of our Winnebago Industries employees across each of our brands for their tireless work and service to our channel partners and end customers. Every day the culture is strengthened through their relentless focus on safely driving excellence in our markets and giving back to the communities we have a presence in”.

Full Year Fiscal 2019 Results
Fiscal 2019 revenues of $1.99 billion decreased 1.5% from $2.02 billion in Fiscal 2018 driven by strong growth in the Towable segment of 6.2% which was more than offset by a decline in the Motorhome segment of 17.9%. Gross profit margin improved 60 basis points, primarily due to accelerated growth in the Towable segment and improved Motorhome profitability. Operating income was $155.3 million for Fiscal 2019, a decline of 3.2% compared to $160.4 million in Fiscal 2018. Net income for Fiscal 2019 was $111.8 million, an increase of 9.2% compared to $102.4 million in Fiscal 2018. Earnings per diluted share were $3.52, an increase of 9.3% compared to earnings per diluted share of $3.22 in Fiscal 2018. Net income and earnings per share were favorably impacted by an improved tax rate resulting from the Tax Cuts and Jobs Act ("TCJA") and a favorable change in estimate related to prior year R&D tax credits. Fiscal 2019 consolidated Adjusted EBITDA was $179.7 million, a decrease of 1.2% from $181.7 million in Fiscal 2018.

Towable
Revenues for the Towable segment were $307.0 million for the fourth quarter, up 6.3% over the prior year, driven by pricing actions and continued strong organic unit deliveries in the Grand Design RV brand. Segment Adjusted EBITDA was $42.0 million, up slightly over the prior year. Adjusted EBITDA margin decreased 80 basis points, driven by higher input costs and increased sales allowances, partially offset by pricing actions. Backlog decreased 4.3%, in dollars, over the prior year period, reflecting the positive impact of utilizing additional capacity added during calendar 2018 and dealers continuing to normalize inventory levels.

For the full year Fiscal 2019, revenues for the Towable segment were $1.20 billion, up 6.2% from Fiscal 2018. Segment Adjusted EBITDA for the full year was $163.7 million, up 4.2% from Fiscal 2018. Adjusted EBITDA margin decreased 20 basis points for the full year. Fiscal 2019 marked a strong period of growth for the Towable segment as unit deliveries grew almost 1%, well ahead of industry-wide declines of 20% (TTM thru August, 2019).

Motorhome
In the fourth quarter, revenues for the Motorhome segment were $200.7 million, down 12.2% from the previous year driven by strength in the Class B line-up which was more than offset by decreases in Class C and Class A. Segment Adjusted EBITDA was $10.7 million, down 18.9% from the prior year. Adjusted EBITDA margin of 5.4% decreased 40 basis points, primarily due to higher input costs and fixed cost de-leverage, partially offset by pricing actions, positive product mix and decreased sales allowances. Fourth quarter Adjusted EBITDA margin increased 520 basis points sequentially from the third quarter of Fiscal 2019 due to an improvement in supply of Class B and C chassis, although ongoing challenges still persist. Backlog increased 5.0%, in dollars, over the prior year, due to an increase in Class B units, particularly the Revel and Travato models, and an increase in the View/Navion diesel models in Class C.

For the full year Fiscal 2019, revenues for the Motorhome segment were $706.9 million, down 17.9% from Fiscal 2018, slightly improved versus the decline of motorhome industry shipments of 21.7% (TTM thru August, 2019). Segment Adjusted EBITDA for the full year was $27.5 million, down 22.7% from Fiscal 2018. Adjusted EBITDA margin of 3.9% was down 20 basis points for the full year, primarily due to higher input costs and fixed cost de-leverage partially offset by pricing actions and positive product mix.

Balance Sheet and Cash Flow
As of August 31, 2019, the Company had total outstanding debt of $254.3 million ($260.0 million of debt, net of debt issuance costs of $5.7 million) and working capital of $212.9 million. Cash flow from operations was $133.8 million for the full year Fiscal

2019, an increase of 60.5% from the prior period in Fiscal 2018 due to year-on-year improvements in cash flow from changes in working capital.

Quarterly Cash Dividend
On August 14, 2019, the Company’s board of directors approved a quarterly cash dividend of $0.11 per share paid on September 25, 2019, to common stockholders of record at the close of business on September 11, 2019.

Mr. Happe continued, “With the mid-November close of our latest acquisition, we will have four of the most premium and sought after brands in the outdoor lifestyle arena - Winnebago, Grand Design, Newmar, and Chris-Craft. Each of these business platforms offers a unique and distinct value proposition to outdoor enthusiasts, but all have golden threads via our enterprise focus on quality, service, and innovation. We are a larger, more balanced, increasingly diversified organization delivering consistent and rising profitability in challenging market conditions. While pleased with our progress over the last four years, we remain determined and driven to outperform the industries in which we compete in the future. There is significant runway in front of our team and overall business. The North American consumer continues to participate in record levels in outdoor recreation activities and we believe our brands are poised to help our customers have extraordinary experiences as they travel, live, work, and play in the outdoors.”

Conference Call
Winnebago Industries, Inc. will conduct an earnings conference call at 9:00 a.m. Central Time today. Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of outdoor lifestyle products under the Winnebago, Grand Design and Chris-Craft brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota, Oregon and Florida. The Company's common stock is listed on the New York Stock Exchange and trades under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, business interruptions, any unexpected expenses related to ERP, risks related to compliance with debt covenants and leverage ratios, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in thousands, except percent and per share data)	August 31, 2019		August 25, 2018
Net revenues	$530,396	100.0%	$536,188	100.0%
Cost of goods sold	447,208	84.3%	452,358	84.4%
Gross profit	83,188	15.7%	83,830	15.6%
Selling, general, and administrative expenses	35,992	6.8%	34,735	6.5%
Amortization of intangible assets	2,431	0.5%	3,407	0.6%
Total operating expenses	38,423	7.2%	38,142	7.1%
Operating income	44,765	8.4%	45,688	8.5%
Interest expense	4,646	0.9%	4,375	0.8%
Non-operating income	(251)	—%	(282)	(0.1)%
Income before income taxes	40,370	7.6%	41,595	7.8%
Provision for income taxes	8,502	1.6%	11,805	2.2%
Net income	$31,868	6.0%	$29,790	5.6%

Income per common share:
Basic	$1.01		$0.94
Diluted	$1.01		$0.94
Weighted average common shares outstanding:
Basic	31,507		31,532
Diluted	31,696		31,755

	Year Ended
(in thousands, except percent and per share data)	August 31, 2019		August 25, 2018
Net revenues	$1,985,674	100.0%	$2,016,829	100.0%
Cost of goods sold	1,678,477	84.5%	1,716,993	85.1%
Gross profit	307,197	15.5%	299,836	14.9%
Selling, general, and administrative expenses	142,295	7.2%	130,116	6.5%
Amortization of intangible assets	9,635	0.5%	9,328	0.5%
Total operating expenses	151,930	7.7%	139,444	6.9%
Operating income	155,267	7.8%	160,392	8.0%
Interest expense	17,939	0.9%	18,246	0.9%
Non-operating income	(1,581)	(0.1)%	(494)	—%
Income before income taxes	138,909	7.0%	142,640	7.1%
Provision for income taxes	27,111	1.4%	40,283	2.0%
Net income	$111,798	5.6%	$102,357	5.1%

Income per common share:
Basic	$3.55		$3.24
Diluted	$3.52		$3.22
Weighted average common shares outstanding:
Basic	31,536		31,596
Diluted	31,721		31,814

Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in thousands)	August 31, 2019	August 25, 2018
Assets
Current assets:
Cash and cash equivalents	$37,431	$2,342
Receivables, net	158,049	164,585
Inventories	201,126	195,128
Prepaid expenses and other assets	14,051	9,883
Total current assets	410,657	371,938
Property, plant, and equipment, net	127,572	101,193
Other assets:
Goodwill	274,931	274,370
Other intangible assets, net	256,082	265,717
Investment in life insurance	26,846	28,297
Other assets	8,143	10,290
Total assets	$1,104,231	$1,051,805

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$81,635	$81,039
Income taxes payable	—	15,655
Accrued expenses	107,217	107,491
Current maturities of long-term debt	8,892	—
Total current liabilities	197,744	204,185
Non-current liabilities:
Long-term debt, less current maturities	245,402	291,441
Deferred income taxes	12,032	4,457
Unrecognized tax benefits	3,591	1,745
Deferred compensation benefits, net of current portion	12,878	15,282
Other	372	250
Total non-current liabilities	274,275	313,175
Stockholders' equity	632,212	534,445
Total liabilities and stockholders' equity	$1,104,231	$1,051,805

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Year Ended
(in thousands)	August 31, 2019	August 25, 2018
Operating activities:
Net income	$111,798	$102,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,682	9,849
Amortization of intangibles	9,635	9,328
Amortization of debt issuance costs	1,612	2,206
Last in, first-out expense	2,258	3,344
Stock-based compensation	7,058	7,434
Deferred income taxes	7,984	5,784
Other, net	1,313	206
Change in assets and liabilities:
Receivables	6,418	(37,739)
Inventories	(8,256)	(46,429)
Prepaid expenses and other assets	(4,499)	2,353
Accounts payable	907	(1,278)
Income taxes and unrecognized tax benefits	(13,810)	7,939
Accrued expenses and other liabilities	(2,350)	17,992
Net cash provided by operating activities	133,750	83,346
Investing activities:
Purchases of property and equipment	(40,858)	(28,668)
Acquisition of business, net of cash acquired	(702)	(81,200)
Proceeds from the sale of property	148	338
Other, net	2,476	(2,231)
Net cash used in investing activities	(38,936)	(111,761)
Financing activities:
Borrowings on credit agreement	891,892	221,133
Repayments of credit agreement	(930,424)	(206,601)
Payments of cash dividends	(13,670)	(12,738)
Payments for repurchases of common stock	(8,171)	(6,481)
Payments of debt issuance costs	—	(589)
Other, net	648	88
Net cash (used in) provided by financing activities	(59,725)	(5,188)

Net increase (decrease) in cash and cash equivalents	35,089	(33,603)
Cash and cash equivalents at beginning of year	2,342	35,945
Cash and cash equivalents at end of year	$37,431	$2,342

Supplement cash flow disclosure:
Income taxes paid, net	$37,061	$26,436
Interest paid	$14,921	$16,565
Non-cash transactions:
Capital expenditures in accounts payable	$387	$698

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 31, 2019	% of Revenues	August 25, 2018	% of Revenues	$ Change	% Change
Net revenues	$306,992		$288,684		$18,308	6.3%
Adjusted EBITDA	42,039	13.7%	41,944	14.5%	95	0.2%

	Three Months Ended
Unit deliveries	August 31, 2019	Product Mix(1)	August 25, 2018	Product Mix(1)	Unit Change	% Change
Travel trailer	5,894	62.4%	5,950	62.8%	(56)	(0.9)%
Fifth wheel	3,553	37.6%	3,519	37.2%	34	1.0%
Total towables	9,447	100.0%	9,469	100.0%	(22)	(0.2)%

	Year Ended
	August 31, 2019	% of Revenues	August 25, 2018	% of Revenues	$ Change	% Change
Net revenues	$1,197,327		$1,127,723		$69,604	6.2%
Adjusted EBITDA	163,677	13.7%	157,010	13.9%	6,667	4.2%

	Year Ended
Unit deliveries	August 31, 2019	Product Mix(1)	August 25, 2018	Product Mix(1)	Unit Change	% Change
Travel trailer	22,458	61.0%	22,360	61.1%	98	0.4%
Fifth wheel	14,371	39.0%	14,229	38.9%	142	1.0%
Total towables	36,829	100.0%	36,589	100.0%	240	0.7%

	August 31, 2019		August 25, 2018		Change	% Change
Backlog(2)
Units	7,225		7,651		(426)	(5.6)%
Dollars	$234,339		$244,854		$(10,515)	(4.3)%
Dealer Inventory
Units	15,658		14,877		781	5.2%

(1)	Percentages may not add due to rounding differences.

(2)
We include in our backlog all accepted orders from dealers generally to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 31, 2019	% of Revenues	August 25, 2018	% of Revenues	$ Change	% Change
Net revenues	$200,698		$228,527		$(27,829)	(12.2)%
Adjusted EBITDA	10,739	5.4%	13,244	5.8%	(2,505)	(18.9)%

	Three Months Ended
Unit deliveries	August 31, 2019	Product Mix(1)	August 25, 2018	Product Mix(1)	Unit Change	% Change
Class A	253	12.7%	671	27.2%	(418)	(62.3)%
Class B	937	47.2%	625	25.4%	312	49.9%
Class C	795	40.1%	1,167	47.4%	(372)	(31.9)%
Total motorhomes	1,985	100.0%	2,463	100.0%	(478)	(19.4)%

	Year Ended
	August 31, 2019	% of Revenues	August 25, 2018	% of Revenues	$ Change	% Change
Net revenues	$706,927		$860,675		$(153,748)	(17.9)%
Adjusted EBITDA	27,455	3.9%	35,508	4.1%	(8,053)	(22.7)%

	Year Ended
Unit deliveries	August 31, 2019	Product Mix(1)	August 25, 2018	Product Mix(1)	Unit Change	% Change
Class A	1,582	20.8%	2,997	31.4%	(1,415)	(47.2)%
Class B	2,784	36.7%	2,012	21.1%	772	38.4%
Class C	3,225	42.5%	4,539	47.5%	(1,314)	(28.9)%
Total motorhomes	7,591	100.0%	9,548	100.0%	(1,957)	(20.5)%

	August 31, 2019		August 25, 2018		Change	% Change
Backlog(2)
Units	1,808		1,693		115	6.8%
Dollars	$165,373		$157,554		$7,819	5.0%
Dealer Inventory
Units	3,891		4,620		(729)	(15.8)%

(1)	Percentages may not add due to rounding differences.

(2)
We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Year Ended
(in thousands)	August 31, 2019	August 25, 2018	August 31, 2019	August 25, 2018
Net income	$31,868	$29,790	$111,798	$102,357
Interest expense	4,646	4,375	17,939	18,246
Provision for income taxes	8,502	11,805	27,111	40,283
Depreciation	3,894	3,170	13,682	9,849
Amortization of intangible assets	2,431	3,407	9,635	9,328
EBITDA	51,341	52,547	180,165	180,063
Restructuring	(253)	—	1,068	—
Acquisition-related costs	—	1,327	—	2,177
Non-operating income	(251)	(282)	(1,581)	(494)
Adjusted EBITDA	$50,837	$53,592	$179,652	$181,746

(1)	Balance excludes depreciation expense classified as restructuring as the balance is already included in the EBITDA calculation.

We have provided non-GAAP performance measures of EBITDA and Adjusted EBITDA as a comparable measure to illustrate the effect of non-recurring transactions occurring during the reported periods and improve comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period. We believe Adjusted EBITDA provides meaningful supplemental information about our operating performance because this measure excludes amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include acquisition-related costs, restructuring expenses, and non-operating income.

Management uses these non-GAAP financial measures (a) to evaluate its historical and prospective financial performance and trends as well as its performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of its board of directors to enable its board of directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and, (e) to ensure compliance with covenants and restricted activities under the terms of its Credit Agreement. We believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.